Exhibit 99.1
Rivian Releases Fourth Quarter and Full Year 2025 Financial Results

•Delivered $120 million of consolidated gross profit for fourth quarter and $144 million for full year 2025, a more than $1.3 billion improvement compared to full year 2024
•Outstanding reviews of pre-production R2 with customer deliveries expected in the second quarter of 2026

Irvine, California, February 12, 2026: Rivian Automotive, Inc. (NASDAQ: RIVN), an American company, today announced fourth quarter and full year 2025 financial results. Rivian develops and manufactures category-defining electric vehicles as well as vertically-integrated technologies and services.

Rivian Founder and CEO RJ Scaringe said:
“In 2025 we focused on execution as we laid the foundation for dramatically scaling our business. Our Autonomy & AI Day in December unveiled our RAP1 Autonomy Processor, our autonomous driving platform and our AI-driven in-car Rivian Assistant. It’s incredibly exciting to see the early strong reviews of the R2 pre-production builds, and we can’t wait to get them to our customers next quarter.”

Fourth Quarter and Full Year 2025 Financial Results Summary

Q4 2025 Production and Deliveries:
•10,974 vehicles were produced at Rivian’s manufacturing facility in Normal, Illinois.
•9,745 vehicles were delivered to customers.

Q4 2025 Revenues:
$1,286 million consolidated revenues, compared to $1,734 million in the same quarter in 2024.
•$839 million of automotive revenues, compared to $1,520 million in the same quarter in 2024, a 45 percent decrease year-over-year primarily driven by a $270 million decrease in regulatory credit sales, lower vehicle deliveries with the expiration of tax credits, and a lower average sales price due to a higher mix of EDV deliveries.
•$447 million of software and services revenue, compared to $214 million in the same quarter in 2024, a 109 percent year-over-year increase primarily due to an increase in vehicle electrical architecture and software development services from the joint venture with Volkswagen Group, as well as increases in sales of vehicle trade-ins (“remarketing”) and vehicle repair and maintenance services.

Q4 2025 Gross Profit:
$120 million of consolidated gross profit, compared to $170 million in the same quarter in 2024.
•$(59) million automotive gross profit loss, compared to $110 million for the same quarter in 2024, primarily due to a $270 million decrease in regulatory credit sales.
•$179 million software and services gross profit, compared to $60 million for the same quarter in 2024, primarily due to increased vehicle electrical architecture and software development services from the joint venture with Volkswagen Group.

Exhibit 99.1

Full Year 2025 Production and Deliveries:
•42,284 vehicles were produced at Rivian’s manufacturing facility in Normal, Illinois.
•42,247 vehicles were delivered to customers.

Full Year 2025 Revenues:
$5,387 million consolidated revenues, compared to $4,970 million for the full year 2024, an 8 percent year-over-year increase.
•$3,830 million of automotive revenues, compared to $4,486 million for the full year 2024, a 15 percent decrease year-over-year due to $134 million of lower regulatory credit sales and lower vehicle deliveries, partially offset by higher average selling prices and a higher mix of R1 deliveries.
•$1,557 million of software and services revenue, compared to $484 million for the same quarter in 2025, a 222 percent year-over-year increase, primarily due to increased vehicle electrical architecture and software development services from the joint venture with Volkswagen Group, as well as increased remarketing sales and vehicle repair and maintenance services.

Full Year 2025 Gross Profit:
For the full year 2025, consolidated gross profit was $144 million compared to $(1,200) million for the full year 2024. This is a greater than $1.3 billion improvement year-over-year driven by strong software and services performance, higher average selling prices, and reductions in cost per vehicle.
•$(432) million automotive gross profit compared to $(1,207) million for the full year 2024, an improvement year-over-year due to higher average selling prices and reductions in the cost per vehicle.
•$576 million software and services gross profit, compared to $7 million for the full year 2024, primarily due to increased vehicle electrical architecture and software development services from the joint venture with Volkswagen Group, as well as increased vehicle repair and maintenance services and remarketing sales.

Business Highlights:

Progress on the manufacturing launch of R2 remains on track with the first customer deliveries expected in the second quarter of 2026. In mid-January, Rivian marked a key step with the completion of its first R2 manufacturing validation builds using production tools and processes at its plant in Normal, Illinois. R2’s launch variant will be a well-equipped Dual-Motor AWD Vehicle. The company expects to provide additional product and line-up details on March 12.

In December 2025, Rivian hosted its first Autonomy & AI Day. At the event, Rivian showcased its innovation across the company’s vertically integrated hardware, software and autonomy teams. Rivian announced its third generation autonomy platform, which it expects to be one of the most powerful combination of sensors and inference compute in a consumer vehicle in North America when launched in R2 in late 2026. It also introduced its proprietary Rivian Autonomy Processor, RAP1, Rivian’s first generation in-house custom chip, optimized to support multi-modal AI in the physical world. The architecture of RAP1 is expected to result in a significant leap in efficiency and capability from the current system.

Exhibit 99.1
Rivian expects the combination of sensor modalities and R2’s advanced computing capabilities with RAP1 will enable the company to deliver advanced autonomous features such as “eyes-off” and personal level 4 capabilities in the future. For more information on Autonomy & AI Day, see stories.rivian.com/rivian-autonomy-ai-day.

In the fourth quarter, Rivian released Universal Hands-Free (UHF), a feature that significantly expands assisted driving capabilities to over 3.5 million miles across the US and Canada for the company’s second generation R1 vehicles. Since its release, customer utilization of Rivian’s assisted driving features has surged, doubling in the weeks post-launch.

The company also introduced Rivian Unified Intelligence, a common AI foundation that understands its products and operations as one continuous system and personalizes the experience for customers. Rivian Assistant, a next-generation voice interface using an in-house agenetic AI framework, is expected to launch in early 2026 on all Rivian consumer vehicles. Rivian Assistant is designed to understand its customers and their context with features such as Google Calendar integration.

Rivian remains focused on scaling the company’s commercial and service infrastructure to help drive brand awareness in preparation for the launch of R2 in the second quarter of 2026. The company now has 36 spaces, complemented by 97 service locations. In addition, Rivian has nearly 700 mobile service vehicles that carry out the majority of service appointments at a location convenient for its customers.

2026 Annual Guidance Summary
Vehicles Delivered	62,000 - 67,000
Adj. EBITDA	$(2.10) billion - $(1.80) billion
Capital Expenditures	$1.95 billion - $2.05 billion

Rivian will host an audio webcast to discuss the company’s results and provide a business update at 2:00pm PT / 5:00pm ET on Thursday, February 12, 2026. The link to the webcast will be made available on the company’s Investor Relations website at rivian.com/investors. After the call, a replay will be available at rivian.com/investors for four weeks.

Exhibit 99.1

Quarterly Financial Performance

(in millions, except production, delivery, and gross margin)
(unaudited)

	Three Months Ended
	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025
Production	12,727	14,611	5,979	10,720	10,974
Delivery	14,183	8,640	10,661	13,201	9,745

Revenues
Automotive	$1,520	$922	$927	$1,142	$839
Software and services	214	318	376	416	447
Total revenues	$1,734	$1,240	$1,303	$1,558	$1,286
Cost of revenues
Automotive	$1,410	$830	$1,262	$1,272	$898
Software and services	154	204	247	262	268
Total cost of revenues	$1,564	$1,034	$1,509	$1,534	$1,166
Gross profit	$170	$206	$(206)	$24	$120
Gross margin	10%	17%	(16)%	2%	9%

Research and development	$374	$381	$410	$453	$424
Selling, general, and administrative	457	480	498	554	529
Total operating expenses	$831	$861	$908	$1,007	$953
Adjusted research and development (non-GAAP)¹	$277	$285	$316	$361	$328
Adjusted selling, general, and administrative (non-GAAP)¹	343	345	365	422	384
Total adjusted operating expenses (non-GAAP)¹	$620	$630	$681	$783	$712

Adjusted EBITDA (non-GAAP)[1]	$(277)	$(329)	$(667)	$(602)	$(465)
Cash, cash equivalents, short-term investments, and restricted cash	$7,700	$7,178	$7,508	$7,088	$6,082

Net cash (used)/provided by operating activities	$1,183	$(188)	$64	$26	$(681)
Capital expenditures	(327)	(338)	(462)	(447)	(463)
Free cash flow (non-GAAP)[1]	$856	$(526)	$(398)	$(421)	$(1,144)

Depreciation and amortization expense
Cost of revenues	$145	$75	$185	$125	$108
Research and development	18	17	17	18	20
Selling, general, and administrative	55	55	52	55	59
Total depreciation and amortization expense	$218	$147	$254	$198	$187

Stock-based compensation expense
Cost of revenues	$16	$24	$37	$24	$26
Research and development	79	79	77	74	76
Selling, general, and administrative	59	80	81	77	86
Total stock-based compensation expense	$154	$183	$195	$175	$188

¹ A reconciliation of non-GAAP financial measures to the most comparable GAAP measure is provided later in this letter.

Exhibit 99.1

Consolidated Balance Sheets

(in millions, except per share amounts)

Assets	December 31, 2024	December 31, 2025
Current assets:
Cash and cash equivalents	$5,294	$3,579
Short-term investments	2,406	2,503
Accounts receivable, net	443	555
Inventory	2,248	1,594
Other current assets	192	361
Total current assets	10,583	8,592
Property, plant, and equipment, net	3,965	5,119
Operating lease assets, net	416	571
Other non-current assets	446	582
Total assets	$15,410	$14,864

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$499	$595
Accrued liabilities	835	1,438
Current portion of deferred revenues, lease liabilities, and other liabilities	917	1,660
Total current liabilities	2,251	3,693
Long-term debt	4,441	4,440
Non-current lease liabilities	379	551
Other non-current liabilities	1,777	1,586
Total liabilities	8,848	10,270
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value; 10 shares authorized and 0 shares issued and outstanding as of December 31, 2024 and 2025	—	—
Common stock, $0.001 par value; 3,508 and 5,258 shares authorized and 1,131 and 1,240 shares issued and outstanding as of December 31, 2024 and 2025, respectively	1	1
Additional paid-in capital	29,866	31,508
Accumulated deficit	(23,305)	(26,951)
Accumulated other comprehensive (loss) income	(4)	8
Noncontrolling interest	4	28
Total stockholders' equity	6,562	4,594

Total liabilities and stockholders' equity	$15,410	$14,864

Exhibit 99.1

Consolidated Statements of Operations

(in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2025	2024	2025
Automotive	$1,520	$839	$4,486	$3,830
Software and services	214	447	484	1,557
Total revenues	1,734	1,286	4,970	5,387
Automotive	1,410	898	5,693	4,262
Software and services	154	268	477	981
Total cost of revenues	1,564	1,166	6,170	5,243
Gross (loss) profit	170	120	(1,200)	144
Operating expenses
Research and development	374	424	1,613	1,668
Selling, general, and administrative	457	529	1,876	2,061
Total operating expenses	831	953	3,489	3,729
Loss from operations	(661)	(833)	(4,689)	(3,585)
Interest income	83	64	385	293
Interest expense	(81)	(64)	(318)	(274)
Loss on convertible notes, net	(82)	—	(112)	—
Other income (expense), net	1	32	(7)	(54)
Loss before income taxes	(740)	(801)	(4,741)	(3,620)
Provision for income taxes	(3)	(3)	(5)	(6)
Net loss	$(743)	$(804)	$(4,746)	$(3,626)
Less: Net income attributable to noncontrolling interest	1	7	1	20
Net loss attributable to common stockholders	$(744)	$(811)	$(4,747)	$(3,646)
Net loss attributable to common stockholders, basic and diluted	$(744)	$(811)	$(4,747)	$(3,646)
Net loss per share attributable to common stockholders, basic and diluted	$(0.70)	$(0.66)	$(4.69)	$(3.07)
Weighted-average common shares outstanding, basic and diluted	1,058	1,233	1,013	1,186

Exhibit 99.1

Consolidated Statements of Cash Flows [1]

(in millions)

	Years Ended December 31,
	2024	2025
Cash flows from operating activities:
Net loss	$(4,746)	$(3,626)
Depreciation and amortization	1,031	784
Stock-based compensation expense	692	741
Gain on equity method investment	—	(101)
Loss on convertible notes, net	112	—
Other non-cash activities	28	(17)
Changes in operating assets and liabilities:
Accounts receivable, net	(282)	(112)
Inventory	307	522
Other assets	(221)	9
Accounts payable and accrued liabilities	(572)	571
Deferred revenues	1,619	503
Other liabilities	316	(53)
Net cash used in operating activities	(1,716)	(779)

Cash flows from investing activities:
Purchases of equity securities and short-term investments	(4,392)	(3,206)
Sales of equity securities and short-term investments	—	108
Maturities of short-term investments	3,553	2,980
Capital expenditures	(1,141)	(1,710)
Net cash used in investing activities	(1,980)	(1,828)

Cash flows from financing activities:
Proceeds from stock-based compensation programs	62	61
Proceeds from issuance of capital stock	—	750
Proceeds from issuance of long-term debt	—	1,250
Repayments of long-term debt	—	(1,250)
Proceeds from issuance of convertible notes	1,000	—
Proceeds from funding of 50% interest in Rivian and Volkswagen Group Technologies, LLC	79	—
Proceeds from funding of 46.5% interest in Mind Robotics, Inc.	—	112
Purchase of capped call options	—	—
Other financing activities	(5)	(37)
Net cash provided by financing activities	1,136	886

Effect of exchange rate changes on cash and cash equivalents	(3)	6
Net change in cash	(2,563)	(1,715)
Cash, cash equivalents, and restricted cash—Beginning of period	7,857	5,294
Cash, cash equivalents, and restricted cash—End of period	$5,294	$3,579

Supplemental disclosure of cash flow information:
Cash paid for interest	$279	$222
Supplemental disclosure of non-cash investing and financing activities:
Capital expenditures included in liabilities	$423	$493
Capital stock issued to settle bonuses	$179	$47
Conversion of convertible notes	$1,133	$—
1 The prior periods have been recast to conform to current period presentation.

Exhibit 99.1

Reconciliation of Non-GAAP
Financial Measures

(in millions)
(unaudited)

	Three Months Ended
	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025

Adjusted Research and Development Expenses
Total research and development expenses	$374	$381	$410	$453	$424
R&D depreciation and amortization expenses	(18)	(17)	(17)	(18)	(20)
R&D stock-based compensation expenses	(79)	(79)	(77)	(74)	(76)
Adjusted research and development (non-GAAP)	$277	$285	$316	$361	$328

Adjusted Selling, General, and Administrative Expenses
Total selling, general, and administrative expenses	$457	$480	$498	$554	$529
SG&A depreciation and amortization expenses	(55)	(55)	(52)	(55)	(59)
SG&A stock-based compensation expenses	(59)	(80)	(81)	(77)	(86)
Adjusted selling, general, and administrative (non-GAAP)	$343	$345	$365	$422	$384

Adjusted Operating Expenses
Total operating expenses	$831	$861	$908	$1,007	$953
R&D depreciation and amortization expenses	(18)	(17)	(17)	(18)	(20)
R&D stock-based compensation expenses	(79)	(79)	(77)	(74)	(76)
SG&A depreciation and amortization expenses	(55)	(55)	(52)	(55)	(59)
SG&A stock-based compensation expenses	(59)	(80)	(81)	(77)	(86)
Total adjusted operating expenses (non-GAAP)	$620	$630	$681	$783	$712

Adjusted EBITDA
Net loss attributable to common shareholders	$(744)	$(545)	$(1,117)	$(1,173)	$(811)
Interest income, net	(2)	(9)	(3)	(7)	—
Provision for income taxes	3	2	2	(1)	3
Depreciation and amortization	218	147	254	198	187
Stock-based compensation expense	154	183	195	175	188
Other (income) expense, net	(1)	(107)	2	191	(32)
Loss on convertible note, net	82	—	—	—	—
Restructuring expenses	—	—	—	15	—
Asset impairments and write-offs	—	—	—	—	—
Joint venture formation expenses and other items[1]	13	—	—	—	—
Adjusted EBITDA (non-GAAP)	$(277)	$(329)	$(667)	$(602)	$(465)
[1] Defined in Non-GAAP Financial Measures later in this letter.

Free Cash Flow
Net cash (used)/provided by operating activities	$1,183	$(188)	$64	$26	$(681)
Capital expenditures	(327)	(338)	(462)	(447)	(463)
Free cash flow (non-GAAP)	$856	$(526)	$(398)	$(421)	$(1,144)

Exhibit 99.1
Forward-Looking Statements:

This press release and statements that are made on our earnings call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release and made on our earnings call that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding our future operations, initiatives and business strategy, including our future financial results, vehicle profitability and future gross profits, our future capital expenditures, the underlying trends in our business (including customer preferences and expectation), macroeconomic and policy conditions, including changes to the availability of government and economic incentives, including tax credits, for electric vehicles, our market opportunity, and our potential for growth, our production ramp and manufacturing capacity expansion and anticipated production levels, our expected future production and deliveries, scaling our service infrastructure, our expected future products and technology and product enhancements, including enhanced performance features and pricing (including the timing of launches and customer deliveries), our roadmap and timeline for the release of our next-generation vehicle autonomy systems, hardware, including RAP1, ACM3 and LiDAR, and software architecture underpinned by artificial intelligence, including LDM, Rivian Assistant, Universal Hands-Free, and RUI, future revenue opportunities, including with respect to the emerging autonomous driving market, our joint venture with Volkswagen Group, including the expected benefits from the partnership and future Volkswagen Group investments, and expected benefits from partnerships with other third parties. These statements are neither promises nor guarantees and involve known and unknown risks, uncertainties, and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements, including, but not limited to: our history of losses as a growth-stage company and our limited operating history; we may underestimate or not effectively manage the cost of revenues, operating expenses, and capital expenditures associated with our business and operations; that we will require additional financings to raise capital to support our business; our ability to attract and retain a large number of consumers and maintain strong demand for our vehicles, software and services; the highly competitive automotive and software and services markets in which we operate; demand for and consumers’ willingness to adopt electric vehicles; that our long-term results depend upon our ability to successfully introduce, integrate and market new products and services; that we have experienced and may in the future experience significant delays in the manufacture and delivery of our vehicles; risks associated with the development of complex software and hardware in coordination with our joint venture with Volkswagen Group and our other vendors and suppliers; risks associated with our joint venture with Volkswagen Group; risks associated with additional strategic alliances or acquisitions; we have experienced and could experience in the future cost increases and disruptions in supply of raw materials, components, or equipment used to produce our vehicles; our dependence on establishing and maintaining relationships with vendors and suppliers; our ability to accurately estimate the supply and demand for our vehicles and predict our manufacturing requirements; our ability to scale our business and manage future growth effectively; our ability to maintain our relationship with one customer that has generated a significant portion of our revenues; that we are highly dependent on the

Exhibit 99.1
services and reputation of our Founder and Chief Executive Officer; the unavailability, reduction or elimination of government and economic incentives and credits for electric vehicles; that we may not be able to obtain or agree on acceptable terms and conditions for all or a significant portion of the government grants, loans, and other incentives, including regulatory credits, for which we apply or are approved for; risks associated with breaches in data security, failure of technology systems, cyber-attacks or other security or privacy-related incidents; risk of intellectual property infringement claims; effect of trade tariffs or other trade barriers; effects of export and import control laws; risks related to motor vehicle safety standards; delays, limitations and risks related to permits and other approvals required to build, operate or expand operations including the construction and development of facilities to support R2; and the other factors described in our filings with the SEC. These factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, except as may be required by law, we disclaim any obligation to do so, even if subsequent events cause our views to change.

*Non-GAAP Financial Measures
In addition to our results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), we review financial measures that are not calculated and presented in accordance with GAAP (“non-GAAP financial measures”). We believe our non-GAAP financial measures are useful in evaluating our operating performance. We use the following non-GAAP financial information, collectively, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors, because it focuses on underlying operating results and trends, provides consistency and comparability with past financial performance, and assists in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results. The non-GAAP financial information is presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation of each historical non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP is provided above. Reconciliations of forward- looking non-GAAP financial measures are not provided because we are unable to provide such reconciliations without unreasonable effort due to the uncertainty regarding, and potential variability of, certain items, such as stock-based compensation expense and other costs and expenses that may be incurred in the future. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

Our non-GAAP financial measures include adjusted research and development expenses, adjusted selling, general, and administrative expenses, adjusted EBITDA, and free cash flow.

Exhibit 99.1
Adjusted research and development expenses is defined as total research and development expenses, less R&D depreciation and amortization expenses and R&D stock-based compensation expenses.

Adjusted selling, general, and administrative expenses is defined as total selling, general, and administrative expenses, less SG&A depreciation and amortization expenses and SG&A stock-based compensation expenses.

Adjusted EBITDA defined as net loss before interest expense (income), net, provision for income taxes, depreciation and amortization, stock-based compensation, other (expense) income, net, and special items. Our management team ordinarily excludes special items from its review of the results of the ongoing operations. Special items is comprised of (i) cost of revenue efficiency initiatives which include costs incurred as we transition between major vehicle programs, cost incurred for negotiations with major suppliers regarding changing demand forecasts or design modifications, and other costs for enhancing capital and cost optimization of the Company (ii) restructuring expenses for significant actions taken by the Company, (iii) significant asset impairments and write-offs, and (iv) other items that we do not necessarily consider to be indicative of earnings from ongoing operating activities, including loss (gain) on convertible note, net, and joint venture formation expenses.

Free cash flow is defined as net cash used in operating activities less capital expenditures.

About Rivian:
Rivian (NASDAQ: RIVN) is an American automotive manufacturer that develops and builds category-defining electric vehicles and accessories. The company creates innovative and technologically advanced products that are designed to excel at work and play with the goal of accelerating the global transition to zero-emission transportation and energy. Rivian vehicles are built in the United States and are sold directly to consumer and commercial customers. The company provides a full suite of services that address the entire lifecycle of the vehicle and stay true to its mission to keep the world adventurous forever. Whether taking families on new adventures or electrifying fleets at scale, Rivian vehicles all share a common goal — preserving the natural world for generations to come.

Learn more about the company, products, and careers at www.rivian.com.

Contacts:
Investors: ir@rivian.com

Media: Harry Porter: media@rivian.com